As filed with the Securities and Exchange Commission on August 29, 2000
                                                      Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           REGENCY REALTY CORPORATION
             (Exact name of registrant as specified in its charter)

                  Florida                                        59-3191743
(State or other jurisdiction of incorporation)                (I.R.S. Employer
                                                             Identification No.)


                       121 West Forsyth Street, Suite 200
                           Jacksonville, Florida 32202
                                 (904) 356-7000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              Martin E. Stein, Jr.,
                      Chairman and Chief Executive Officer
                       121 West Forsyth Street, Suite 200
                           Jacksonville, Florida 32202
                                 (904) 356-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Charles E. Commander III
                                 Linda Y. Kelso
                                 Foley & Lardner
                                200 Laura Street
                           Jacksonville, Florida 32202

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                         Calculation of Registration Fee
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
      Title of each                                          Proposed                 Proposed
         class of                                            maximum                   Maximum
     securities to be            Amount to be             offering price              Aggregate          Amount of registration
        registered                Registered               per share(1)           Offering Price(1)              fee(1)
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
Common Stock,                   577,373 shares                $22.69               $13,100,593.37              $3,458.56
$0.01 par value

 (1) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based on the average of the high and low prices reported on the New York Stock Exchange on August 24, 2000.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION - DATED AUGUST 29, 2000

                                   PROSPECTUS

                                                                          [LOGO]

577,373 Shares

                                             Regency Realty Corporation
                                             121 W. Forsyth Street
                                             Suite 200
                                             Jacksonville, Florida  32202
                                             (904) 356-7000

________________________________________________________________________________

The 577,373 shares of common stock being offered by this prospectus are being offered by the selling shareholders or their permitted transferees and are being registered for resale. We will not receive any proceeds from the sale of the shares.

The selling shareholders may offer shares of our common stock on one or more exchanges, including the New York Stock Exchange, or in the over-the-counter market. The shares may be sold by one or more of the following methods:

o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal for resale for its own account under this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

o    an underwritten public offering.

The selling shareholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. We will pay all legal and accounting fees in connection with preparation of this prospectus and the registration statement of which it is a part. The selling shareholders will pay the SEC registration fee in proportion to the number of shares being registered on their behalf.

Our common stock is listed on the New York Stock Exchange under the symbol "REG." The last reported sales price for our common stock on the New York Stock Exchange on August 24, 2000 was $22.50 per share.

Investing in common stock involves risks. See "Risk Factors" beginning on page
2.

________________________________________________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________, 2000

                               PROSPECTUS SUMMARY


                                   THE ISSUER

We are a real estate investment trust. Our common stock is traded on the New York Stock Exchange. Regency Centers, L.P., a limited partnership which acquires, owns, develops and manages neighborhood shopping centers in the eastern half of the United States, is the primary entity through which we own and operate our properties.



WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at htpp://www.sec.gov. We also maintain a web site at www.regencyrealty.com.

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares covered by this prospectus.

o Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, and June 30, 2000 (Commission File No. 1-12298);

o Our annual report on Form 10-K for the fiscal year ended December 31, 1999 (Commission File No. 1-12298);

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Ms. Lesley Stocker
         Shareholder Communications
         Regency Realty Corporation
         121 W. Forsyth Street
         Suite 200
         Jacksonville, FL  32202
         (904) 356-7000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

The following contains a description of the material risks involved in an investment in common stock.


-----------------------------------------------------------
Our Debt Financing May Reduce Distributions to
Shareholders
-----------------------------------------------------------


We do not expect to generate sufficient funds from operations to make balloon principal payments when due on our debt. If we are unable to refinance our debt on acceptable terms, we might be forced to dispose of properties, which might result in losses, or to obtain financing at unfavorable terms. Either could reduce the cash flow available for distributions to shareholders. In addition, if we are unable to meet required mortgage payments, a lender could foreclose on the property securing the mortgage, causing the loss of cash flow from that property to meet obligations. Substantially all of our debt is cross-defaulted, but not cross-collateralized.

Our organizational documents do not limit the amount of debt that may be incurred. We have established a policy limiting total debt to 50% of total assets at cost and maintaining a minimum debt service coverage ratio of 2:1. Our board of directors may amend this policy at any time without the approval of our shareholders.

Our line of credit imposes certain covenants which limit our flexibility in obtaining other financing, such as limitations on floating rate debt and a prohibition on negative pledge agreements.

The degree to which we are leveraged could have important consequences to you, including the following:

o Leverage could affect our ability to obtain additional financing in the future to repay indebtedness or for working capital, capital expenditures, acquisitions, development or other general corporate purposes, and

o Leverage could make us more vulnerable to a downturn in our business or the economy generally.

As a result, our leverage could lead to reduced distributions to shareholders.

-----------------------------------------------------------

Increased Interest Rates May Reduce Distributions to
Shareholders
-----------------------------------------------------------


We are obligated on floating rate debt. If we do not eliminate our exposure to increases in interest rates through interest rate protection or cap agreements, these increases may reduce cash flow and our ability to make distributions to shareholders.

We are prohibited by the terms of our unsecured line of credit from incurring other floating rate debt in excess of 25% of the gross asset value of our assets unless we obtain interest rate swaps, caps or collars which prevent the effective interest rate on the portion of such other debt in excess of 25% from increasing above 9% per year.

Although swap agreements would enable us to convert floating rate liabilities to fixed rate liabilities and cap agreements would enable us to cap our maximum interest rate, they would expose us to the risk that the counterparties to these hedge agreements may not perform, which could increase our exposure to rising interest rates. Generally, however, the counterparties to our hedging agreements would be major financial institutions. If we enter into any swap agreements in the future, decreases in interest rates would increase our interest expense as compared to the underlying floating rate debt. This could result in our making payments to unwind such agreements, such as in connection with a prepayment of the floating rate debt. Cap agreements would not protect us from increases up to the capped rate.



-----------------------------------------------------------

Increased Market Interest Rates Could Reduce Our Stock
Prices
-----------------------------------------------------------


The annual dividend rate on our common stock as a percentage of its market price may influence the trading price of our stock. An increase in market interest rates may lead purchasers to demand a higher annual dividend rate, which could adversely affect the market price of our stock. A decrease in the market price of our common stock could reduce our ability to raise additional equity in the public markets.


-----------------------------------------------------------

Unsuccessful Development Activities Could Reduce
Distributions to Shareholders
-----------------------------------------------------------


We intend to actively pursue development activities as opportunities arise. Development activities generally require various government and other approvals. We may not recover our investment in development projects for which approvals are not received. We will incur risks associated with development activities. These risks include:

o the risk that we may abandon development opportunities and lose our investment in the developments;

o the risk that construction costs of a project may exceed original estimates, possibly making the project unprofitable;

o    lack of cash flow during the construction period; and

o the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

In the case of an unsuccessful development project, our loss could exceed our investment in the project. Also, we have competitors seeking properties for development, some of which may have greater resources than we have.

If we sustain material losses due to an unsuccessful development project, our cash flow will be reduced.

-----------------------------------------------------------

Loss of Property Management Contracts Could Reduce
Distributions to Shareholders
-----------------------------------------------------------


We are subject to the risks associated with the management of properties owned by third parties. Management contracts typically are cancelable upon 30 days' notice. Contracts may be lost due to the sale of the property or to competitors. Contracts also may not be renewed upon expiration or on terms consistent with current terms. Any of these developments would reduce our ability to make expected distributions to our shareholders.



-----------------------------------------------------------

Loss of Revenues from Major Tenant Could Reduce
Distributions to Shareholders
-----------------------------------------------------------


We derive significant revenues from anchor tenants such as Kroger or Publix that occupy more than one center. Distributions to shareholders could be adversely affected by the loss of revenues in the event a major tenant:

o    files for bankruptcy or insolvency;

o    experiences a downturn in its business;

o    does not renew its leases as they expire; or

o    renews at lower rental rates.

Vacated anchor space, including space owned by the anchor, can reduce rental revenues generated by the shopping center because of the loss of the departed anchor tenant's customer drawing power. Most anchors have the right to vacate and prevent retenanting by paying rent for the balance of the lease term. If major tenants cease to occupy a property, then other tenants may be entitled to terminate their leases at the property.



-----------------------------------------------------------

We Could be Adversely Affected by Poor Market Conditions
Where Properties Are Geographically Concentrated
-----------------------------------------------------------


Our performance depends on the economic conditions in markets in which our properties are concentrated, including California, Florida, Georgia and Texas. Our operating results could be adversely affected if market conditions, such as an oversupply of space or a reduction in demand for real estate, in these areas become more competitive relative to other geographic areas.



-----------------------------------------------------------

Partnership Structure May Limit Flexibility to Manage
Assets
-----------------------------------------------------------


Regency Centers is our primary property-owning vehicle. From time to time, we acquire properties through Regency Centers in exchange for limited partnership interests. This acquisition structure may permit limited partners who contribute properties to us to defer some, if not all, of the income tax liability that they would incur if they sold the property.

Properties contributed to Regency Centers may have unrealized gain attributable to the difference between the fair market value and adjusted tax basis in the properties prior to contribution. As a result, the sale of these properties could cause adverse tax consequences to the limited partners who contributed the properties.

Generally, Regency Centers has no obligation to consider the tax consequences of its actions to any limited partner. However, properties we acquire through Regency Centers in the future may be subject to material restrictions on refinancing or resale designed to minimize the adverse tax consequences to the limited partners who contribute those properties. These restrictions could significantly reduce our flexibility to manage our assets by preventing us from reducing mortgage debt or selling a property when such a transaction might be in our best interest in order to reduce interest costs or dispose of an under-performing property.



-----------------------------------------------------------

Uninsured Loss May Adversely Affect Distributions to
Shareholders
-----------------------------------------------------------


We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance for our properties with policy specifications and insured limits customarily carried for similar properties. We believe that the insurance carried on our properties is adequate under industry standards. There are, however, some types of losses, such as from hurricanes, wars or earthquakes, which may be uninsurable, or the cost of insuring against such losses may not be economically justifiable. If an uninsured loss occurs, we could lose both the invested capital in and anticipated revenues from the property, and would still be obligated to repay any recourse mortgage debt on the property. In that event, our distributions to shareholders could be reduced.



-----------------------------------------------------------

Security Capital Contractual Limitations May Adversely
Impact Our Operations and Distributions to Shareholders
-----------------------------------------------------------


Affiliates of Security Capital U.S. Realty, owned 34,378,236 shares of our common stock as of June 30, 2000, constituting 53.2% of our common stock outstanding on that date (including options and convertible securities on a fully diluted basis). See "--Prohibitions on Investments by Non-U.S. Investors Limits Ability to Raise Capital."

Security Capital is our single largest shareholder and has participation rights entitling it to maintain its percentage ownership of the common stock. Security Capital has the right to nominate the number of the directors of our board of directors proportionate to its stock ownership, rounded down to the nearest whole number, but not more than 49% of the board. Although certain "standstill" provisions preclude Security Capital from owning more than 60% of our common stock on a fully diluted basis and limit Security Capital's ability to vote its shares, Security Capital has substantial influence over our affairs. If the standstill period or any standstill extension term ends, Security Capital could be in a position to control the election of the board or the outcome of any corporate transaction or other matter submitted to the shareholders for approval.

We have agreed with Security Capital to certain limitations on our operations, including restrictions relating to:

o incurrence of total debt exceeding 60% of the gross book value of our consolidated assets,

o    investments in properties other than shopping centers,

o    the amount of assets that we own indirectly through other entities,

o    the amount of assets managed by third parties,

o    the amount of passive income we produce and

o    entering into joint ventures or similar arrangements.

These restrictions, which are intended to permit Security Capital to comply with requirements of the Internal Revenue Code, and other countries' tax laws applicable to foreign investors, limit somewhat our flexibility to structure transactions that might otherwise be advantageous to us. Although we do not believe that these limitations will materially impair our ability to conduct our business, there can be no assurance that these limitations will not adversely affect our operations in the future, including causing a reduction in the cash flow and distributions to shareholders.



-----------------------------------------------------------

Prohibitions on Investments by Non-U.S. Investors Limit
Ability to Raise Capital
-----------------------------------------------------------


Section 5.14 of our Articles of Incorporation presently invalidates any issuance or transfer of shares that would (1) result in 5% or more of the fair market value of our capital stock being held by non-U.S. persons excluding Security Capital, or (2) result in 60% or more of the fair market value being held by non-U.S. persons, including Security Capital. Security Capital has the right to waive any of these restrictions.

Section 5.14 of Articles also contains prohibitions on transfers of shares which:

o preserve our ability to requalify as a domestically controlled REIT if ownership by non-U.S. persons drops below 50% by value of our outstanding capital stock, and

o ensure that once we return to the status of a domestically controlled REIT, we will remain one unless such restrictions are waived by Security Capital.

The transfer restrictions summarized above will limit our ability to raise capital from non-U.S. persons.

-----------------------------------------------------------

We Face Competition from Numerous Sources
-----------------------------------------------------------


The ownership of shopping centers is highly fragmented, with less than 10% owned by real estate investment trusts. We face competition from other real estate investment trusts as well as from numerous small owners in the acquisition, ownership and leasing of shopping centers. We compete to develop shopping centers with other real estate investment trusts engaged in development activities as well as with local, regional and national real estate developers.

We compete in the acquisition of properties through proprietary research that identifies opportunities in markets with high barriers to entry and higher-than-average population growth and household income. We seek to maximize rents per square foot by establishing relationships with supermarket chains that are first or second in their markets and leasing non-anchor space in multiple centers to national or regional tenants. We compete to develop properties by applying our proprietary research methods to identify development and leasing opportunities and by pre-leasing a significant portion of a center before beginning construction.

There can be no assurance, however, that other real estate owners or developers will not utilize similar research methods and target the same markets and anchor tenants that we target, in which case they may successfully control the targeted markets and tenants to our exclusion. If we cannot successfully compete in our targeted markets, our cash flow and distributions to shareholders may be adversely affected.

-----------------------------------------------------------

Costs of Environmental Remediation Could Reduce Our Cash
Flow
-----------------------------------------------------------

Under federal, state and local environmental laws, an owner or manager of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. The cost of any required remediation and the owner's liability for remediation could exceed the value of the property and/or the aggregate assets of the owner.

We have properties that will require or are currently undergoing varying levels of environmental remediation. These remediations are not expected to have a material financial effect on us due to financial statement reserves and state-regulated programs that shift the responsibility and cost for remediation to the state.

The presence of, or the failure to properly remediate, hazardous or toxic substances may adversely affect our ability to sell or rent a contaminated property or borrow using such property as collateral. Any of these developments could reduce cash flow and distributions to shareholders.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares covered by this prospectus, all of which are being offered by the selling shareholders. For additional information see "Selling Shareholders" and "Plan of Distribution" elsewhere in this prospectus.


                           REGENCY REALTY CORPORATION

We are a self-administered and self-managed real estate investment trust. Through Regency Centers and affiliates we acquire, own, develop and manage grocery-anchored neighborhood and community shopping centers throughout the United States.

 Our executive offices are located at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202 and our telephone number is (904) 356-7000.



                              SELLING SHAREHOLDERS

Each of the selling shareholders is a former partner in Retail Property Partners Limited Partnership, which merged into Regency Centers in December 1999. The 577,373 shares of common stock being offered by this prospectus have been or will be issued to the selling shareholders upon redemption of their limited partnership interests in Regency Centers.

The following table reflects

     o    The name of each selling shareholder;
     o The number of shares of common stock owned by each selling shareholder before this offering
     o The number of shares of common stock each selling shareholder is offering for sale under this prospectus; and
     o The number of shares each selling shareholder will own on completion of this offering, assuming the sale by each selling shareholder of all shares being offered.

Based on the number of our shares of common stock outstanding on August 10, 2000, no selling shareholder currently owns 1% or more of our outstanding shares.

                                                                                                  No. of Shares
                                                                                                  -------------
                                            No. of Shares            No. of Shares         Owned on Completion of the
                                            -------------            -------------         --------------------------
                Name                       Currently Owned              Offered                     Offering
                ----                       ---------------              -------                     --------
T. W. Realty Investments, L.P.(1)              206,400                  206,400                         0
Worrell Investments, Inc. (1)                  160,800                  160,800                         0
Graham Pacific, Inc.(2)                        210,173                  210,173                         0

____________________________________

         (1) Terry N. Worrell, a member of our board of directors, is the President of Worrell Investments, Inc. and of T. W. Realty, Inc., the general partner of T.W. Realty Investments, L.P. The shares owned by T.W. Realty Investments, L.P. and Worrell Investments, Inc. have been pledged to Inwood National Bank which may sell the shares for the accounts of the selling shareholders or for its own account as pledgee. Shares issuable upon exercise of options granted to Mr. Worrell as a director of Regency are not included in the table.

         (2) Includes the number of Regency Centers limited partnership units currently owned by the selling shareholder which are redeemable on a one-for-one basis for shares of our common stock. The shares issuable to Graham Pacific, Inc. on redemption of its Regency Centers, L.P. limited partnership units are pledged to Bank of America, N.A. which may sell the shares for the account of Graham Pacific, Inc. or for its own account.

                              PLAN OF DISTRIBUTION

Shares of common stock offered through this prospectus may be sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest to the selling shareholders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on one or more exchanges, including the New York Stock Exchange, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling shareholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. Selling shareholders may be deemed underwriters in connection with resales of their shares.

The common shares may be sold in one or more of the following manners:

          o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer for its account under this prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases; or

          o    an underwritten public offering.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling shareholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling shareholders in amounts to be negotiated immediately before the sale. The compensation to a broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in transactions as agent may receive commissions from the selling shareholders (and, if they act as agent for the purchaser of the common shares, from the purchaser).

Broker-dealers may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the legal and accounting expenses of preparing this prospectus and the related registration statement of which it is a part.

The selling shareholders will pay all commissions, registration fees and their own legal expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.



                          DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 150,000,000 shares of common stock, $.01 par value per share, 10,000,000 shares of special common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value per share. As of August 10, 2000, we had 56,892,895 shares of common stock issued and outstanding. We also had 537,107 shares of Series 1 Cumulative convertible preferred stock and 950,400 shares of Series 2 cumulative convertible preferred stock issued and outstanding on that date. In addition, we have reserved for issuance upon exchange of corresponding series of preferred limited partnership interests:

          o 1,600,000 shares of 8.125% Series A cumulative redeemable preferred stock;
          o 850,000 shares of 8.75% Series B cumulative redeemable preferred stock;
          o 750,000 shares of 9.0% Series C cumulative redeemable preferred stock;
          o 500,000 shares of 9.125% Series D cumulative redeemable preferred stock; and
          o 700,000 shares of 8.75% Series E cumulative redeemable preferred stock.

All of the outstanding capital stock is fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to one vote per share. All actions submitted to a vote of shareholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock, if there are any.

Holders of common stock are not entitled to preemptive rights, and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of preferred shareholders may adversely affect the rights of the common shareholders.

Special Common Stock

Under our Articles, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of special common stock from time to time in one or more classes or series. The special common stock will bear dividends in such amounts as the board may determine with respect to each class or series. Dividends on any class or series of special common stock must be pari passu with dividends on our common stock. Upon the liquidation, dissolution or winding up of the company, the special common stock will participate pari passu with the common stock in liquidating distributions. Shares of special common stock will have one vote per share and vote together with the holders of common stock (and not separately as a class except where otherwise required by law), unless the board of directors creates classes or series with more limited voting rights or without voting rights. The board will have the right to determine whether shares of special common stock may be converted into shares of any other class or series or be redeemed, and, if so, the redemption price and the other terms and conditions of redemption, and to determine such other rights as may be allowed by law. Holders of special common stock will not be entitled, as a matter of right, to preemptive rights. As all special common stock is expected to be closely held, it is anticipated that most classes or series would be convertible into common stock for liquidity purposes.

Preferred Stock

Our board of directors has the ability to issue up to 10,000,000 shares of preferred stock in one or more series, without shareholder approval. The board of directors may designate for the series

          o    the number of shares and name of the series,
          o the voting powers of the series, including the right to elect directors, if any,
          o    the dividend rights and preferences, if any,

          o    redemption terms, if any,
          o liquidation preferences and the amounts payable on liquidation or dissolution,
          o the terms upon which the series may be converted into any other series or class of our stock, including the common stock and
          o    any other terms that are not prohibited by law.


Series 1 Cumulative Convertible Preferred Stock

Series 1 preferred shares are convertible into Series 2 preferred shares on a one-for-one basis and contain provisions for adjustment to prevent dilution. The Series 1 preferred shares are entitled to a cumulative quarterly dividend in an amount equal to $0.0271 less than the common dividend. The Series 1 preferred shares are entitled to one vote per share and will vote together with the Series 2 preferred shares and the common stock, and generally not separately as a class. In the event that 12 consecutive quarterly dividends are in arrears on the Series 1 preferred stock (or on any series or class of stock on a parity with the Series 1 preferred stock) the size of our board will be increased by one member and the holders of the Series 1 preferred, voting together with the holders of shares of all series of parity stock, will be entitled to elect the additional director. At any time after October 20, 2010, we have the right, but not the obligation, to redeem the Series 1 preferred shares at a price of $20.83 per share, plus all accrued but unpaid dividends.

Series 2 Cumulative Convertible Preferred Stock

The terms of the Series 2 preferred stock are identical to the terms of the Series 1 preferred stock, except that the Series 2 preferred shares are convertible into common shares on a one-for-one basis and are entitled to a cumulative quarterly dividend in an amount equal to the common dividend.

Cumulative Redeemable Preferred Stock

We have reserved five series of cumulative redeemable preferred stock for issuance upon exchange, on a one-share-for-one-unit basis, of five corresponding series of preferred limited partnership interests in Regency Centers. The limited partnership interests were issued in private placements to institutional investors. Each corresponding series of cumulative redeemable preferred stock:

          o    will be entitled to a liquidation preference;
          o will bear cumulative preferential quarterly dividends based on a specified percentage of the liquidation preference;
          o    will not be convertible into our common stock;
          o will have no stated maturity or mandatory redemption; and will be redeemable from time to time at our election.

The preferred stock generally will be issuable beginning 10 years after the date of issuance by Regency Centers of the corresponding series of preferred units. The following table sets forth additional information about each series of the cumulative redeemable preferred stock.

                                     Series A         Series B          Series C         Series D          Series E

Initial exchange date               6/25/2008         9/03/2009        9/03/2009         9/29/2009        5/25/2010

Number of shares reserved           1,600,000          850,000          750,000           500,000          700,000

Annual dividend rate                  8.125%            8.75%             9.0%            9.125%            8.75%

Liquidation preference/                $50              $100              $100             $100              $100
redemption price per share


It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates any new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors' authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Statutory Provisions And Provisions Of Our Articles Of Incorporation And Bylaws

The following provisions of the Florida Business Corporation Act and our articles of incorporation and bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Restrictions on Ownership

Restrictions Relating to REIT Qualification

In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, our stock must be beneficially owned (without reference to attribution rules) by 100 or more persons during at least 335 days in a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain other requirements must be satisfied.

To assure that five or fewer individuals do not beneficially own (as defined in our Articles of Incorporation to include ownership through the application of stock attribution provisions of the Code) more than 50% in value of our outstanding capital stock, our Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own (by virtue of the attribution provisions of the Code), more than 7% by value of our outstanding capital stock. Certain existing holders specified in our Articles and those to whom beneficial ownership of their capital stock is attributed, whose beneficial ownership of capital stock exceeds the ownership limit, may continue to own such percentage by value of outstanding capital stock and may increase their respective existing holder limits through company benefit plans, dividend reinvestment plans, additional asset sales or capital contributions to Regency or acquisitions from other existing holders. However, they may not acquire additional shares from such sources if the five largest beneficial owners of capital stock hold more than 49.5% by value of the outstanding capital stock, and in any event may not increase their respective existing holder limits through acquisition of capital stock from any other sources. In addition, because rent from a related tenant (any tenant 10% of which is owned, directly or constructively, by the REIT) is not qualifying rent for purposes of the gross income tests under the Code, our Articles provide that no constructive owner of our stock who owns, directly or indirectly, a 10% interest in any of our tenants may own, or constructively own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to determine beneficial ownership), more than 9.8% by value of our outstanding capital stock.

Our board of directors may waive the ownership limit, the existing holder limit and the related tenant limit if satisfactory evidence is presented to the board that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of waiver, our board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.


Limitations on Foreign Ownership

Section 5.14 of our Articles contains provisions prohibiting certain issuances or transfers of our capital stock directly or indirectly to non-U.S. persons.
Section 5.14 prohibits any non-U.S. person from acquiring any of our capital stock until Security Capital and its affiliates, together with all other non-U.S. persons, own directly or indirectly less than 50% of the fair market value of our outstanding capital stock. Thereafter and until Security Capital and its affiliates have ceased to own 10% of our common stock on a fully diluted basis for a continuous period of 180 days, certain, but not necessarily all, direct or indirect acquisitions of our capital stock by non-U.S. persons are prohibited.

Any shares issued or transferred in violation of these restrictions will be void, or if such remedy is invalid, will be subject to the provisions for "excess shares" described below.

Remedies

The issuance, transfer, or retention of shares in violation of the ownership limits summarized above shall be null and void to the intended holder, and the intended holder will have no rights to the stock. Capital stock transferred, proposed to be transferred, or retained in excess of the ownership limit, the existing holder limit, or the related tenant limit or which would otherwise jeopardize our REIT status or violate the restrictions on foreign ownership ("excess shares") will be deemed held in trust on our behalf and for our benefit.

Our board of directors will, within six months after receiving notice of an actual or proposed transfer, either:

          o direct the holder of excess shares to sell all excess shares held in trust for Regency for cash in such manner as our board directs, or
          o redeem such shares for a price equal to the lesser of (1) the price paid by the holder from whom shares are being redeemed and
               (2) the average of the last reported sales prices of the relevant class of capital stock on the 10 trading days immediately preceding the date fixed for redemption by our board of directors.


If our board of directors directs the intended holder to sell the shares, the holder shall receive the proceeds as our trustee and pay us out of the proceeds of the sale all expenses we incurred in connection with the sale, plus any remaining amount of the proceeds that exceeds the amount originally paid by the intended holder for the shares. The intended holder shall not be entitled to distributions, voting rights or any other benefits with respect to the excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares pursuant to our Articles must be repaid to Regency upon demand.

Miscellaneous

All certificates representing capital stock will bear a legend referring to the restrictions described above. The transfer restrictions described above shall not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange.

Our Articles provide that every shareholder of record of more than 5% of the outstanding capital stock and every actual owner (as defined in our Articles) of more than 5% of the outstanding capital stock held by a nominee must give us written notice of information specified in our Articles within 30 days after December 31 of each year. In addition, each beneficial owner of capital stock and each person who holds capital stock for a beneficial owner must provide us such information as we may request, in good faith, in order to determine our status as a REIT.

The ownership limitations described above may have the effect of precluding a third party from acquiring control of Regency even if our board of directors determines that maintenance of REIT status is no longer in our best interests. The board of directors has the right under our Articles (subject to contractual restrictions, including covenants made with Security Capital) to revoke our REIT status if the board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. In the event of such revocation, the ownership limitations in our Articles will remain in effect. Any change in the ownership limitations would require an amendment to our Articles.

Staggered board of directors

Our Articles and bylaws divide the board into three classes of directors, with each class constituting approximately one-third of the total number of directors and with classes serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to insure continuity and stability of our management and policies.

The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of our stock or attempting to obtain control of Regency, even though such an attempt might be beneficial to Regency and its shareholders. Accordingly, shareholders could be deprived of opportunities to sell their shares of capital stock at a higher market price than might otherwise be the case.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of our shareholders. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to Regency no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with this deadline.

The purpose of requiring shareholders to give advance notice of nominations and other business is to afford our board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give the board any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring the third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

Certain Provisions of Florida Law

We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

The Florida Business Corporation Act prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

          o    1/5 or more but less than 1/3;
          o    1/3 or more but less than a majority; and
          o    a majority or more.


There are some exceptions to the "control share acquisition" rules.

The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless

          o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
          o the corporation has not had more than 300 shareholders of record during the past three years;
          o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;
          o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);
          o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or fair market value, and other specified conditions are met or; and
          o the transaction is approved by the holders of two-thirds of Regency's voting shares other than those owned by the interested shareholder.

An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The Florida Business Corporation Act defines "beneficial ownership" in more detail.

Indemnification and Limitation of Liability

The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of our directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification under Florida law. The indemnification agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his official capacity. The officer or director must repay such expenses if it is subsequently found the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of our assets under Florida law and willful misconduct or conscious disregard for our best interests.

Our bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he is or was a director or officer of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director against liability asserted against the director in such capacity.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Transfer Agent and Registrar

The transfer agent for our common stock is First Union National Bank of North Carolina, Charlotte, North Carolina.


                        FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material federal income tax considerations regarding Regency based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States and persons who own securities as part of a conversion transaction, as part of a hedging transaction or as a position in a straddle for tax purposes) subject to special treatment under the federal income tax laws. This summary does not give a detailed discussion of any state, local, or foreign tax considerations. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change (which change may apply retroactively).

As used in this section, the term "Regency" refers to Regency Realty Corporation and all qualified subsidiaries (a wholly-owned subsidiary which is not treated as a separate entity for federal income tax purposes) but excludes Regency Realty Group, Inc. and its subsidiaries (which are treated as separate entities for federal income tax purposes, although their results are consolidated with those of Regency for financial reporting purposes).

YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND

OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

Regency made an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1993. Regency believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code for such taxable year and all subsequent taxable years to date, and intends to continue to operate in such a manner in the future. However, no assurance can be given that Regency will operate in a manner so as to qualify or remain qualified as a REIT.

The following sets forth only a summary of the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders.

A REIT is defined in the Code as a corporation, trust or association:

          o    which is managed by one or more trustees or directors;
          o the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
          o which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
          o which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
          o    the beneficial ownership of which is held by 100 or more persons
               (determined without reference to any rules of attribution);
          o    not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for "five or fewer" individuals (as defined in the Code to include certain entities); and
          o    which meets certain income and asset tests.


The first four conditions must be met during the entire taxable year and the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.


It is the opinion of Foley & Lardner that Regency has been organized in conformity with the requirements for qualification and taxation as a REIT commencing with Regency's taxable year that ended December 31, 1993 and for all subsequent taxable years to date. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Regency as to factual matters including, but not limited to, those concerning its business and properties, and certain matters relating to Regency's manner of operation. Foley & Lardner is not aware of any facts or circumstances that are inconsistent with these representations and assumptions. The qualification and taxation as a REIT depends upon Regency's ability to meet, through actual annual operating results, the various income, asset, distribution, stock ownership and other tests for qualification as a REIT set forth in the

Code, the results of which will not be reviewed by nor be under the control of Foley & Lardner. Accordingly, no assurance can be given that the actual results of Regency's operation for any particular taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see "-- Failure to Qualify."

Taxation of Regency

As a REIT, Regency generally is not subject to federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, Regency will be subject to federal income tax in the following circumstances:

          o Regency will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

          o Under certain circumstances, Regency may be subject to the "corporate alternative minimum tax" on its items of tax preference;

          o If Regency has (1) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by Regency by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate;

          o If Regency has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax;

          o If Regency should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Regency fails the 75% or 95% test, multiplied by a fraction intended to reflect Regency's profitability;

          o If Regency should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

          o If during the 10-year period (the "recognition period") beginning on the first day of the first taxable year for which Regency qualified as a REIT, Regency recognizes gain on the disposition of any asset held by it as of the beginning of such recognition period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such recognition period over (b) Regency's adjusted basis in such asset as of the beginning of such recognition period (the "built-in gain"), such gain will be subject to tax at the highest regular corporate rate. Because Regency initially acquired its properties in connection with its initial public offering in fully taxable transactions, it is not anticipated that Regency will own any assets with substantial built-in gain; and

          o If Regency acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in Regency's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation ("carry-over basis"), and Regency recognizes gain on the disposition of such asset during the recognition period beginning on the date on which such asset was acquired by Regency, then, to the extent of the built-in gain, such gain will be subject to tax at the highest regular corporate rate. The result described above with respect to the recognition of built-in gain during the recognition period assumes Regency will make an election to be subject to such treatment under regulations issued by the Internal Revenue Service ("IRS").


In addition, Regency Realty Group is taxed on its income at regular corporate rates.

Failure to Qualify

If Regency fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Regency will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the common stock. Distributions to shareholders in any year in which Regency fails to qualify will not be deductible by Regency nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Regency will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Regency would be entitled to such statutory relief.

Taxation of Taxable Domestic Shareholders

As long as Regency qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gains dividends) will result in ordinary income. Corporate shareholders will not be entitled to the dividends received deduction. Distributions that are designated as capital gains dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year to the extent they do not exceed Regency's actual net capital gain for the taxable year without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gains dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce a shareholder's adjusted basis in such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by Regency in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by Regency and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Regency during January of the following calendar year.

Shareholders may not include any net operating losses or capital losses of Regency in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from Regency on such shares were required to be treated by such shareholder as long-term capital gain.

Taxation of Tax-Exempt Shareholders

In Revenue Ruling 66-106, 1966-1 C.B. 151, the IRS ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS. Based upon Revenue Ruling 66-106 and the analysis therein, except as noted below, distributions to tax-exempt shareholders should not constitute UBTI where
(a) the shareholder has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and (b) the shares are not used by the shareholder in an unrelated trade or business.

Under the Omnibus Budget Reconciliation Act of 1993, certain pension trusts holding more than 10% by value of a REIT at any time during a taxable year are treated as having UBTI which bears the same ratio to the aggregate dividends paid (or treated as paid) by the REIT to such trust as (1) the gross income of the REIT (less any direct expenses related thereto) which would be treated as UBTI if the REIT were a pension trust, bears to (2) the gross income of the REIT (less any direct expenses related thereto), but only if such ratio is at least 5%. This rule for UBTI only applies to pension trusts investing in a REIT which would have been considered "closely held" under Section 542(a)(2) of the Code, had such section not been amended by the Omnibus Budget Reconciliation Act of 1993. In addition, the rule only applies where at least one pension trust holds more than 25% by value of the REIT or where one or more pension trusts (each owning more than 10% by value of the REIT) hold in aggregate more than 50% by value of the REIT.

                                  LEGAL MATTERS

The validity of the common stock and certain tax matters described under "Federal Income Tax Considerations" will be passed upon for Regency by Foley & Lardner, Jacksonville, Florida. Attorneys with Foley & Lardner representing Regency with respect to this offering beneficially owned approximately 4,100 shares of our common stock as of the date of this prospectus.

                                     EXPERTS

The consolidated financial statements and schedule of Regency Realty Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Regency Realty Corporation issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

================================================================================

                 TABLE OF CONTENTS

                                          Page



PROSPECTUS SUMMARY...........................1
RISK FACTORS.................................2
USE OF PROCEEDS..............................8
                                                    Regency Realty Corporation
REGENCY REALTY CORPORATION...................8
SELLING SHAREHOLDERS.........................8
PLAN OF DISTRIBUTION........................10
DESCRIPTION OF CAPITAL STOCK................11
FEDERAL INCOME TAX CONSIDERATIONS...........20
LEGAL MATTERS...............................26
EXPERTS.....................................26


                                                       _____________

                                                         PROSPECTUS
                                                       _____________






                                                       577,373 Shares
                                                       Common Stock



                                                      __________, 2000
================================================================================

                                     PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

                  Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange
   Commission Registration Fee                                   $ 10,000*
Legal Fees and Expenses                                          $ 15,000*
Accounting Fees and Expenses                                     $  5,000*
                                                                  --------
Total                                                            $ 33,458*
                                                                  ========

*  Estimated


Item 15. Indemnification of Directors and Officers.

Regency Realty Corporation's officers and directors are and will be indemnified under Florida law and, the charter and by-laws of Regency Realty Corporation.

The Florida Business Corporation Act (the "Florida Act"), under which Regency is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article X of Regency's bylaws provides that Regency shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, Regency has entered into indemnification agreements with its directors and executive officers in which it has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

Item 16. Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwith-standing the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 29, 2000.


                                       By:   REGENCY REALTY CORPORATION


                                       By:   /s/ Martin E. Stein, Jr.
                                          --------------------------------------
                                          Martin E. Stein, Jr., Chairman of the
                                          Board and Chief Executive Officer


                            SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Martin E. Stein, Jr., Mary Lou Fiala, Bruce M. Johnson, J. Christian Leavitt and Robert L. Miller, Jr., and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  August 29, 2000                 /s/ Martin E. Stein, Jr.
                                       -----------------------------------------
                                       Martin E. Stein, Jr., Chairman of the
                                       Board and Chief Executive Officer

Date:  August 29, 2000                 /s/ Mary Lou Fiala
                                       -----------------------------------------
                                       Mary Lou Fiala, President, Chief
                                       Operating Officer and Director

Date:  August 29, 2000                 /s/  Bruce M. Johnson
                                       -----------------------------------------
                                       Bruce M. Johnson, Managing Director and
                                       Principal Financial Officer


Date:  August 29, 2000                 /s/  J. Christian Leavitt
                                       -----------------------------------------
                                       J. Christian Leavitt, Senior Vice
                                       President, Secretary, Treasurer and
                                       Principal Accounting Officer


Date:  August 29, 2000                 /s/ Thomas B. Allin
                                       -----------------------------------------
                                       Thomas B. Allin, Director


Date:  August 29, 2000                 /s/ Raymond L. Bank
                                       -----------------------------------------
                                       Raymond L. Bank, Director


Date:  August 29, 2000                 /s/ A.R. Carpenter
                                       -----------------------------------------
                                       A.R. Carpenter, Director


Date:  August 29, 2000                 /s/ Jeffrey A. Cozad
                                       -----------------------------------------
                                       Jeffrey A. Cozad


Date:  August 29, 2000                 /s/ J. Dix Druce, Jr.
                                       -----------------------------------------
                                       J. Dix Druce, Jr., Director


Date:  August ___, 2000                -----------------------------------------
                                       John T. Kelley, III, Director


Date:  August 29, 2000                 /s/ Douglas S. Luke
                                       -----------------------------------------
                                       Douglas S. Luke, Director


Date:  August ___, 2000                -----------------------------------------
                                       John C. Schweitzer, Director


Date:  August 29, 2000                 /s/ Lee S. Wielansky
                                       -----------------------------------------
                                       Lee S. Wielansky, Director

Date:  August ___, 2000               ------------------------------------------
                                      Terry N. Worrell, Director

                                  EXHIBIT INDEX

                                                                      Sequential
                                                                       Page No.

 5.1 Opinion of Foley & Lardner as to the legality of the securities to be issued
 8.1  Opinion of Foley & Lardner as to Tax Matters and REIT
      Qualification
23.1 Consent of Foley & Lardner (included in Opinion filed as Exhibit 5)
23.2  Consent of KPMG LLP
24.1  Powers of Attorney (included on signature page)